Exhibit 10.14

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Corporate Address Fannin South Professional Building, Suite 140 7707 Fannin Street Houston, Texas 77054 t: 832.968.4888

Office of Sponsored Programs	Financial Department

University of Texas MD Anderson Cancer Center 1515 Holcombe Boulevard Houston, Texas 77030 (713) 792 3220 (“MD Anderson”)	Kiromic Biopharma Fannin South Professional Building, Suite 140 Houston, Texas 77054 (832) 968-4888 (“Kiromic”)

Title of the Grant	Isoforms target validation in animal models

We are providing this contract which is awarded to

Professor Robert S. Bresalier M.D.,

Department of Gastroenterology, Hepatology and Nutrition (Principal Investigator of subcontract)

the University of Texas MD Anderson Cancer Center for the conduct of the above research grant

MD Anderson is a member institution of The University of Texas System, and as such, is a government agency of the State of Texas, which under the Constitution and the laws of the State of Texas possesses certain rights and privileges, is subject to certain limitations and restrictions, and only has such authority as is granted to it under the Constitution and laws of the State of Texas. Notwithstanding any provision hereof, nothing in this grant agreement is intended to be, nor will it be construed to be, a waiver of the sovereign immunity of the State of Texas or a prospective waiver or restriction of any of the rights, remedies, claims, and privileges of the State of Texas.

Start and End Dates of Grant Extension:

April 1, 2020	Start Date
March 31, 2021	End Date

Invoicing Schedule every first of the month. Kiromic will pay MD Anderson monthly for the grant work performed in the prior month within thirty (30) days of receipt of invoice. All payments for the grant will be made to MD Anderson and Kiromic will send payments to:

For check payments:

The University of Texas

M.D. Anderson Cancer Center

Attn: Grants and Contracts (RCTS #57823)

P.O. Box 4266

Houston, Texas 77210-4266

For electronic payments:

FOR ACH DELIVERY

Bank Routing Number: 111000614

Account Number: 522292058

Account Name: Univ. of Texas MD Anderson Cancer Center-Office of Grants and Contracts

FOR WIRE TRANSFERS

Bank Routing Number: 021000021

SWIFT Code: CHASUS33

General Bank Reference Address: JPMorgan Chase New York, NY 10004

Account Number: 522292058

Account Name: Univ. of Texas MD Anderson Cancer Center-Office of Grants and Contracts

844.KEY.CURE I www.kiromic.com

Reviewed and Approved by UTMDACC

To minimize any delays in receiving and applying payments, Kirmoic will use reasonable efforts provide the following information via email transmission to GC_Payments@mdanderson.org at the time electronic payment is issued to MD Anderson: (a) name of bank submitting payment, (b) amount of payment, (c) RCTS #57823, (d) MD Anderson investigator Dr. Robert Bresalier, and (e) Kiromic contact name or email regarding the payment.

Progress reporting in accordance with the following schedule

July 2020	First reporting date
Oct 2020	Second reporting date
Jan 2021	Third reporting date
Mar 2021	Fourth and Last reporting date

$*	Direct Costs
$*	Indirect Costs
$*	Total

The budget for this project as outlined in the LOI is

Invoicing contact person: Trish Faulkner – Financial Department

7707 Fannin Street, Suite 140, Houston, TX 77054; 832-968-4888

1.        BUDGET JUSTIFICATION

3.1 MD Anderson Cancer Center Personnel - Total: $96,531

Robert S. Bresalier MD, Principal investigator	Dr. Bresalier is Professor, Gastroenterology, Hepatology & Nutrition, Division of Internal Medicine, University of Texas MD Anderson Cancer Center, Houston, TX.

Dr. Bresalier is a leading researcher in solid tumor biology, tumor progression and metastasis, and in tumor-specific markers. He also directs several longstanding National Institutes of Health (NIH)
funded research programs in cancer screening, early detection, and prevention.

He has led several pivotal national and international chemoprevention trials for prevention of colorectal neoplasia. He is member of the National Steering Committee of the Prostate, Lung, Colon, and Ovarian
Cancer Screening Project, and an investigator of the Early Detection Research Network.

Dr. Bresalier will oversee the progression of the project, and will provide scientific guidance for experimental design, data interpretation, preparation of manuscripts

Time Allocation	He will commit a *% effort the Grant Project.

He will receive a total of $12,307 for the entire Grant Project.

	Salary	Fringe Costs
	$*	$*
	*%	*%
	$*	$*

	Salary	$*
	Fringes	$*2
	TOTAL	$*

Senior Scientist (TBN)	He/She should be an expert in immunotherapy, and immunodiagnostic product development, especially related to the development of novel solutions to treat cancer and an expert in animal models.

He/She will direct and oversee all aspects of the in vivo studies described in the proposal, including conceptualization and experimental design, troubleshooting, and analysis of results.

Time Allocation	He will commit a *% of his time to the Grant Project.

The Senior Scientist will receive a total of $* for the Grant Project.

	Salary	Fringe Costs
	$*	$*
	*%	*%
	$*	$*

	Salary	$*
	Fringes	$*
	TOTAL	$*

Technician (TBD)	This individual will assist the senior scientist with bench work; animal work and with laboratory management tasks.

Time Allocation	He will commit a total of *% of his time to the Grant Project.

He will receive a total of $* for the entire Grant Project.

	Salary	Fringe Costs
	$*	$*
	*%	*%
	$*	$*

	Salary	$*
	Fringes	$*
	TOTAL	$*

3.2 Reagents and supplies - Total $*

$*	Plasticware, disposables, and general laboratory supplies

$*	A Multiplex Luminex® Assay will be performed to measure the levels of the following human cytokines, which are key in the etiology of the cytokine release syndrome (CRS): IFN-y, TNF- a, IL-6, and IL10:

$*	The Xenogen IVIS 200 in vivo imaging system will be used to measure tumor burden and CAR T cells expansion in living mice. Fee for service:

$*	TOTAL

3.3 Animals - Total $*

3.3.1 Procurement of 125 NOD.Cg-Rag1tm1MomIl2rgtm1Wjl/SzJ mice (70 mice for CD19 studies + 55 mice for the MSLN studies) from The Jackson Laboratory

$*	$*/mouse x* mice - $*

$*	The current per diem pricing is approximately $* per cage. * = $*

$*	TOTAL

3.3.2 Housing care and experimental procedure: the animals will be housed 5 per cage

3.4 Travel: Domestic - Total $*

Summary of Costs

	$*	Dr. Bresalier

	$*	Scientist

	$*	Technician

	$*	Total Personnel

	$*	Reagents and supplies

	$*	Mice

	$*	Travel domestic

	$*	Total Direct Costs

	*%	MDAA’s Indirect costing rate

	$*	Total Indirect Costs

	$*	TOTAL GRANT to MDAA

Dr. Bresalier’s laboratory will test the efficacy:

1.1 CD19 isoform targeting (and/or other isoforms for hematological diseases)	One of the most innovative approaches for relapsed B-ALL and for refractory DLBCL involves the use of adoptive T cells expressing chimeric antigen receptors (CAR-T) against CD19. About 30%-50% of CD19 CAR T-cell resistant cases are characterized by the loss of detectable CD19.
Epitope loss has been suggested making leukemia cells invisible to the modified T cells. This causes resistance to approve anti-CD19 CAR T cell therapies, namely Kymriah® and Yescarta®.
Our CAR-NKT/T/NK cell therapy is directed against a CD19 epitope located in exon 3 and therefore retained in the CD19L’Exon2 variant.

Therefore, the CAR-T CD19L’Exon2 therapy we propose to evaluate in this pre- clinical study could be potentially indicated for B-ALL and DLBCL subjects who failed to respond to approved anti-CD19 CAR T cell therapies, and whose leukemic cells express the CD19L’Exon2 variant and/or alternative targets for non- solid tumor

1.2 Mesothelin isoform targeting (and/or other isoforms for solid tumors)	Mesothelin is an attractive immunotherapeutic target for ovarian cancer and malignant pleural mesothelioma. although tumor cells sensitivity to anti- Mesothelin CAR T cells is higher than that of normal tissues due to the increased target density on the surface of tumor cells, potential on-target/off-tumor effects are still possible, which may cause dose-limiting toxicities particularly to the pericardium.

In the effort to increase the safety profile of Mesothelin-directed immunotherapies, by analyzing the splice-level data in the TCGA and GTEx repositories, we have found an alternative-spliced transcript of the human Mesothelin gene, which is only expressed by cancer cells.

The anti-mesothelin isoform CAR we plan to test in these pre-clinical studies could be therefore potentially developed for more effective and safer therapies for mesothelin-expressing solid malignancies and/or alternative targets for solid tumor.

SCOPE OF WORK

Aim 1	to study the in vivo efficacy, i.e. the anti-tumor potency, of new anti-isoform CAR NKTL or NK and T cells with or without anti-PDL1 and; IL2/15 armor; mSTAT5A; Anti-CD47, and the rapamycin-inducible suicide gene iCas9

Aim 2	to study the bio-distribution, the in vivo expansion, and the tolerability (toxicity) of new anti-isoform CAR NKTL /or NK and T cells with or without anti-PDL1; IL2/15 armor; mSTAT5A; Anti-CD47, and the rapamycin-inducible suicide gene iCas9

Aim 3	to study the efficacy of in vivo depletion of engineered CAR cells using rapamycin- induced chimeric caspase 9 (iCas9).

Signature Page

The University of Texas M. D. Anderson Cancer Center	Kiromic Biopharma
Name of the Institution	Name of the institution

/s/ Jaime Faias	/s/ Tony Tontat
Signature of Authorized Official	Signature of Authorized Official

2/6/2020	3/5/2020
Date	Date

Jaime Farias Assistant Director, OSP	Tony Tontat (CFO)
Name and Title of Authorized Official	Name and Title of Authorized Official

Read and Understood:	Kiromic Biopharma
Name of the Institution

/s/Robert Bresalier	/s/ Scott Dahlbeck
Robert Bresalier, MD	Signature of Authorized Official
Principal Investigator

1/20/2020	05 March 2020
Date	Date

Dr. Scott Dalhbeck (Chief Medical Officer)
Name and Title of Authorized Official